EXHIBIT 99.4

News Release

Investor Contact	Media Contact
Ed Wilhelm	Anne Roman
(734) 477-4245	(734) 477-1392

Borders Group Reports 2003 Final Sales Results and
Projects 2004 EPS Growth of 12% to 15%

Q1 2004 EPS of $0.02 to $0.03 Expected

Ann Arbor, Mich., Feb. 10, 2004 – Borders Group (NYSE: BGP) today issued full-year 2004 earnings per share guidance of $1.70 to $1.75 per share, which represents an approximate increase of 12% to 15% over 2003. Management also projected first quarter 2004 earnings per share to range from $0.02 to $0.03 cents per share, which compares to a loss of $0.06 cents per share in the same period a year ago.

2003 Results

At a record $1.3 billion, fourth quarter consolidated sales were up 7.5% over the same period last year. Full-year 2003 consolidated sales reached a record $3.7 billion, representing a 6.1% increase over 2002. Sales at Borders stores were $827.0 million for the fourth quarter, up 8.9% over the same period last year. For the full year, Borders store sales increased 6.5% to $2.5 billion. The Waldenbooks segment generated fourth quarter sales of $340.4 million, a 2.5% decrease compared to the same period in 2002. For the full year, Waldenbooks generated sales of $820.9 million, a 3.7% decrease compared to 2002. Sales within the company’s International segment increased by 28.8% to $145.0 million for the fourth quarter, and sales for the year were $407.5 million, an increase of 29.4% over 2002. International segment sales for 2003 represented 11% of total consolidated sales.

Comparable store sales for Borders increased 2.5% for the fourth quarter and Waldenbooks comparable store sales increased 0.3% for the fourth quarter.

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Based on these final 2003 sales results, for the fiscal period ended Jan. 25, Borders Group projects fourth quarter 2003 consolidated earnings per share of $1.49 to $1.51, which is in-line with previous guidance. This range is approximately 14% higher than the $1.32 per share earned in the same period last year. The company anticipates full-year 2003 consolidated earnings per share in the range of $1.51 to $1.53, representing growth of approximately 12% over the $1.36 per share earned in 2002.

All projected earnings per share figures reported above for the fourth quarter and full fiscal year 2003 include the impact of non-operating adjustments, which for the fourth quarter total an after-tax charge of approximately $0.10 per share. This charge is comprised of several items including asset impairments, FIN 46 adoption and a receivable write down, net of insurance recoveries and other reserve adjustments as well as the recently announced $0.03 per share after-tax charge related to settlement of California overtime litigation.

“We are pleased to wrap up 2003 with sales results that were slightly better than anticipated and were strong enough to allow the company to absorb the charge resulting from settlement of California overtime litigation without adjusting previously issued earnings per share guidance,” said Borders Group Chief Executive Officer Greg Josefowicz. “We look forward to another good year in 2004, continuing the sales and earnings growth Borders Group experienced across all business segments in 2003.”

2004 Outlook

Full-Year 2004 Sales Outlook

•	2004 consolidated sales are expected to increase approximately 6% to 7%.
•	Comparable store sales at Borders stores are expected to increase in the low single digits for the year. Borders store square footage is expected to increase by 4% over 2003. The company plans to open 18-20 new domestic Borders stores in 2004.
•	Comparable store sales at Waldenbooks are expected to be flat for the year. Waldenbooks square footage is expected to decrease approximately 3% compared to 2003. The company plans to close approximately 30 to 40 Waldenbooks stores in 2004.
•	Total international sales are expected to increase approximately 20% for the year over 2003. The company plans to open six or seven new Borders stores overseas in 2004.

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Full-Year 2004 Earnings Outlook

•	Management projects that consolidated full-year 2004 earnings per share will range from $1.70 to $1.75, representing an increase of 12% to 15% over the midpoint of the $1.51 to $1.53 EPS guidance range for 2003. The projection includes the impact of non-operating adjustments, estimated to be an after-tax charge of $0.04 to $0.06 per share. The company expects non-operating adjustments in 2004 to be comprised primarily of store asset impairments and store closing costs.

Q1 2004 Sales and Earnings Outlook

•	Consolidated earnings per share for the first fiscal quarter of 2004, which ends April 25, are expected to range from $0.02 to $0.03 compared to a loss of $0.06 per share in the same period of 2003. First quarter results of 2003 were adversely affected by the war in Iraq.
•	Comparable store sales at Borders stores are expected to increase by 2% to 3% in the first quarter.
•	First quarter comparable stores sales at Waldenbooks stores are expected to increase 3% to 4%.
•	Total international sales are expected to increase by 25% to 30% in the first quarter.

Q2 2004 Outlook

In 2003, the second quarter included sales related to Harry Potter V (“Harry Potter and the Order of Phoenix”). As a result of cycling against this strong performing book, management expects that second quarter comparable store sales comparisons will be challenging. However, since the book was heavily discounted, earnings per share comparisons are not expected to be adversely affected. Specific guidance for the second quarter will be provided when the company reports first quarter results on May 18.

Next Financial Release/Conference Call

Borders Group will issue final fourth quarter and full-year 2003 results, including segment earnings data, after market close March 11 with a conference call to follow on March 12 at 8:00 a.m. Eastern.

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About Borders Group

Headquartered in Ann Arbor, Mich., Borders Group (NYSE: BGP) is a leading global retailer of books, music and movies with more than 1,200 stores worldwide. More detailed information on the company is available at www.bordersgroupinc.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as “projected,” “expected,” “estimates,” “most likely,” “look forward,” “continuing,” “plans,” “guidance,” “will,” “may,” “intends,” “anticipates,” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company’s future financial performance (including sales and earnings guidance), its plans relating to store openings and closings and its intentions with respect to dividend payments.

These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company’s forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for the company’s products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, weather, and other factors; changes in accounting rules; asset impairments relating to under-performing stores or other unusual items; an unexpected increase in competition; the timing and amount of insurance recoveries relating to the former Borders store at the World Trade Center; uninsured losses from risks such as terrorism, earthquakes, or floods for which no, or limited, insurance coverage is maintained; higher than anticipated interest costs; energy disruptions, shortages or higher than anticipated energy costs; adverse litigation expenses or results; unanticipated work stoppages or increased labor costs; higher than anticipated merchandise or occupancy costs; the performance of the company’s strategic initiatives, including international expansion; the stability and capacity of the company’s information systems; and changes in foreign currency exchange rate.

Exhibit 99.1 to the company’s Form 10-Q for the fiscal quarter ended Oct. 26, 2003 filed with the Securities and Exchange Commission sets forth a more detailed discussion of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and that discussion is incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.

Borders Group, Inc. Financial Statements
(dollars in millions)

Unaudited Sales Summary

	13 Weeks Ended			52 Weeks Ended
	January 25, 2004	January 26, 2003	% Change	January 25, 2004	January 26, 2003	% Change

Borders	$827.0	$759.1	8.9%	$2,470.2	$2,319.0	6.5%
Waldenbooks	340.4	349.3	-2.5%	820.9	852.2	-3.7%
International	145.0	112.6	28.8%	407.5	314.9	29.4%
Total sales	$1,312.4	$1,221.0	7.5%	$3,698.6	$3,486.1	6.1%

Comparable Store Sales
Borders	2.5%	(3.0%)		0.5%	(1.2%)
Waldenbooks	0.3%	(6.1%)		(0.6%)	(3.2%)